Exhibit 4.8

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

THE SHARES ISSUABLE HEREUNDER ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS (SUBJECT TO CERTAIN EXTENSIONS) IN THE EVENT OF AN INITIAL PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

WARRANT TO PURCHASE STOCK

Company:	iRhythm Technologies, Inc.
Number of Shares:	As set forth in Paragraph A below
Class:	Series D Preferred Stock
Warrant Price:	$1.2422
Issue Date:	As of June 3, 2014
Expiration Date:	June 2, 2024, or earlier in accordance with Article 1.7 below
Credit Facility:	This Warrant is issued in connection with the Second Amendment to the Amended and Restated Loan and Security Agreement between Silicon Valley Bank and the Company, as amended through the date hereof (collectively, and as may be further amended and/or restated and in effect from time to time, the “Loan Agreement”) and the participation therein of Life Science Loans, LLC pursuant to an agreement between Silicon Valley Bank and Life Science Loans, LLC.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, LIFE SCIENCE LOANS, LLC (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase up to such number of fully paid and non-assessable shares of the above-stated class and series of stock (the “Class”) of the above-named company (the “Company”) as determined pursuant to Paragraph A below, at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

A. Number Shares. On and as of the date of the Second Term Loan A Advance (as defined in the Loan Agreement) made to the Company, this Warrant automatically shall become exercisable for such number of shares of the Class as shall equal (i)(a) 0.015, multiplied by (b) the amount of such Second Term Loan A Advance, divided by (ii) the Warrant Price in effect on and as of the date of such Second Term Loan A Advance, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant (the “Second Term Loan A Advance Shares”). On and as of the date of the Second Term Loan B Advance (as defined in the Loan Agreement) made to the Company, this Warrant automatically shall become exercisable for an additional number of shares of the Class as shall equal (i)(a) 0.015, multiplied by (b) the amount of such Second Term Loan B Advance, divided by (ii) the Warrant Price in effect on and as of the date of such Second Term Loan B Advance, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant (the “Second Term Loan B Advance Shares”). The Second Term Loan A Advance Shares and the Second Term Loan B shall be referred to below cumulatively as the “Shares”.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising the conversion right set forth in Article 1.2, a certified or bank check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, upon delivery to the Company of the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1, into a number of Shares determined as follows:

X = Y(A-B)/A

where:

	X =	the number of Shares to be issued to the Holder;

	Y =	the number of Shares with respect to which this Warrant is being exercised;

	A =	the Fair Market Value (as determined pursuant to Article 1.3 below) of one Share; and

	B =	the Warrant Price.

1.3 Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the business day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded in a Trading Market and the Class is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the business day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant in the manner set forth in Article 1.2 or 1.3 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise or conversion and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall promptly execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6 Holder’s Obligation to Execute Investors’ Rights Agreement and Voting Agreement. As to any Shares Holder receives upon any exercise or conversion of this Warrant, Holder agrees to be bound by that certain Amended and Restated Investors’ Rights Agreement dated as of May 16, 2014 and that certain Amended and Restated Voting Agreement dated as of May 16, 2014, each by and among the Company and certain of the Company’s stockholders (as each may be amended from time to time), or similar agreements.

1.7 Treatment of Warrant Upon Acquisition of Company.

1.7.1 Acquisition. For the purpose of this Warrant, “Acquisition” means any: (i) sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company. (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own or beneficially own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. Notwithstanding the foregoing, Acquisition shall not include the sale of stock by the Company for capital raising purposes.

1.7.2 Treatment of Warrant at Acquisition.

A) In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities, either: (i) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition, or (ii) if Holder does not exercise the Warrant, this Warrant will expire immediately prior to the-consummation of such Acquisition. The Company shall provide Holder with written notice relating to the foregoing (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition. In the event the Company does not provide such notice, then if, upon the Acquisition, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised and converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such automatic exercise and conversion to the Holder and Holder shall be deemed to have restated each of the representations and warranties in Article 4 of the Warrant as the date thereof.

B) Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the record date for such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

C) As used in this Article 1.7, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded in Trading Market; and (iii) Holder would not be not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

ARTICLE 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise or conversion of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3 Conversion of Preferred Stock. If the Class is a class and series of the Company’s convertible preferred stock, in the event that all outstanding shares of the Class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company’s Certificate of Incorporation, then from and after the date on which all outstanding shares of the Class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.4 Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Article 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to adjustment; from time to time in the manner set forth in the Company’s Certificate of Incorporation (as amended from time to time) as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.5 No Fractional Share. No fractional Share shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Article 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer or other duly authorized officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as of the original Issue Date as follows:

(a) The initial Warrant Price first set forth above is not greater than the price per share at which shares of the Class were last sold and issued prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such shares were sold.

(b) All Shares which may be issued upon the exercise or conversion of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, or applicable to all shares in the Class, or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise or conversion in full of this Warrant and the conversion of the Shares into common stock or such other securities.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete in all material respects as of the original Issue Date, immediately prior to the issuance of this Warrant.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights); (c) to effect any reclassification, reorganization or recapitalization of the outstanding shares of the Class; (d) to effect an Acquisition or to liquidate, dissolve or wind up; and (e) to effect the Company’s initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (the “IPO”); then, in connection with each such event, the Company shall give Holder: (1) at least ten (10) days prior written notice of the estimated date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the estimated date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the estimated date when the same will take place (and specifying the estimated=date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and (3)-with respect to the IPO, at least ten (10) days prior written notice of the estimated date on which the Company proposes to file its registration statement in connection therewith. Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3 No Stockholder Rights. Without limiting any provision of this Warrant, Holder will not have any rights as a stockholder of the Company until the exercise or conversion of this Warrant.

3.4 Market Stand-off Agreement. The Holder agrees that the Shares shall be subject to the Market Stand-off provisions in Section 2.10 of the Amended and Restated Investor Rights Agreement dated as of March 27, 2013 by and among the Company and certain of the Company’s stockholders (as amended from time to time) or similar agreement.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Accounts. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for the accounts of Holder and Life Science Loans, LLC, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares (or the shares of common stock issuable upon conversion of the Shares).

4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

ARTICLE 5. MISCELLANEOUS.

5.1 Term. Subject to the provisions of Article 1.7_above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the Expiration Date, and shall be void thereafter.

5.2 Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with legends in substantially the following forms, together with any such legends as may be required by applicable federal or state securities laws:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS (SUBJECT TO CERTAIN EXTENSIONS) IN THE EVENT OF AN INITIAL PUBLIC OFFERING, AS

SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT, AMONG THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144, including without limitation, the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise or conversion hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise or conversion hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5 Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) business day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail, or (iv) on the first (1st) business day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time: in accordance with the provisions of this Article 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Life Science Loans, LLC

c/o Loan Manager, LLC

3720 Carillon Point

Kirkland, Washington 98033-7455

Attention: Erik J. Anderson

Telephone: (425) 576-9850

Email: eanderson@westrivercap.com

With a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

Attention: David C. Clarke

Telephone: (206) 359-8612

Email: dclarke@perkinscoie.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

iRhythm Technologies, Inc.

Attn: Chief Financial Officer

650 Townsend Street, #380

San Francisco, CA 94103

Telephone: 415-632-5700

Facsimile: 415-632-5701

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

Attn: Philip Oettinger

650 Page Mill Road

Palo Alto, CA 94304

Facsimile: 650-493-6811

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Counterparts; Facsimile Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.10 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

[Remainder of page left blank intentionally]

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives as of the date first above written.

“COMPANY”

IRHYTHM TECHNOLOGIES, INC.

By:	/s/ Matthew Garrett

Name:	Matthew Garrett
(Print)
Title:	CFO

“HOLDER”

LIFE SCIENCE LOANS, LLC

By:	Loan Manager, LLC, its Managing Member

By:
Erik J. Anderson, Manager

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives as of the date first above written.

“COMPANY”

IRHYTHM TECHNOLOGIES, INC.

By:

Name:
(Print)
Title:

“HOLDER”

LIFE SCIENCE LOANS, LLC

By:	Loan Manager, LLC, its Managing Member

By:	/s/ Erik J. Anderson
Erik J. Anderson, Manager

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common/Series              Preferred [strike one] Stock of                      pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in Article 1.2 of the Warrant. This conversion is exercised for                  of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

Date:

SCHEDULE 1

Company Capitalization Table

See attached

iRhythm Technologies, Inc. - Series E Pro Forma Cap Table

Pre-Money Valuation:	$119,000,000
Price Per Share:	$1.4909

	Pre Series E				Post Series E
	Fully Diluted Shares	% of Fully Diluted	New Money	Series E Shares	Fully Diluted Shares	% of Fully Diluted	% of Preferred (As Converted)
Preferred Stock (including warrants)
Novo A/S			$13,999,999.77	9,390,301	9,390,301	10.04%	13.03%
Norwest Venture Partners XI, LP	9,257,768	11.60%	$1,499,998.97	1,006,103	10,263,871	10.97%	14.24%
Norwest Venture Partners XII, LP	0	0.00%	$1,499,998.97	1,006,103	1,006,103	1.08%	1.40%
Synergy Life Science Partners, LP	13,315,989	16.68%			13,315,989	14.23%	18.47%
MDV - Revelation LLC	11,971,245	15.00%			11,971,245	12.80%	16.61%
New Leaf Ventures II, L.P.	9,608,986	12.04%			9,608,986	10.27%	13.33%
Kaiser Permanente	7,513,520	9.41%			7,513,520	8.03%	10.42%
St. Jude Medical, Inc.	6,300,191	7.89%			6,300,191	6.73%	8.74%
The Board of Trustees of the Leland Stanford	1,579,818	1.98%	$343,276.75	230,248	1,810,066	1.93%	2.51%
Silicon Valley Bank / SVB Financial Group	408,534	0.51%			408,534	0.44%	0.57%
KFBSF	267,359	0.33%			267,359	0.29%	0.37%
California HealthCare Foundation	134,170	0.17%			134,170	0.14%	0.19%
WS Investment Company	47,074	0.06%			47,074	0.05%	0.07%
Mirro Family Partnership	24,171	0.03%			24,171	0.03%	0.03%
Jay H. Alexander Declaration of Trust dated NC	16,033	0.02%			16,033	0.02%	0.02%
Michael D. Goldberg Family Trust	6,309	0.01%			6,309	0.01%	0.01%
Scott B. Gibson	2,932	0.00%			2,932	0.00%	0.00%
Joseph P. Ilvento, MD and Judy C. Dean, MD F	2,932	0.00%	t,		2,932	0,00%	0.00%
Katz Family Ventures, LLC	1,954	0.00%			1,954	0.00%	0.00%
Vance and Kathleen Vanier	1,806	0.00%			1,806	0.00%	0.00%

	60,460,791	75.75%	$17,343,274.46	11,632,755	72,093,546	77.06%	100.00%
Common Stock
Uday N. Kumar	5,206,337	6.52%			5,206,337	5.57%
Other Common Holders	2,529,485	3.17%			2,529,485	2.70%
Option Pool - Issued and Outstanding	10,298,942	12.90%			10,298,942	11.01%
Option Pool - Available’	1,321,159	1.66%			3,421.159	3.66%

	19,355,923	24.25%	$0.00	0	21,455,923	22.94%

	79,816,714	100.00%	$17,343,274.46	11,632,755	93,549,469	100.00%

‘Includes 2,100,000 share increase in post closing shares.